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                                                                  Exhibit (p)(3)

                               THE CODE OF ETHICS
                                       OF
               NORTHERN TRUST GLOBAL INVESTMENTS (EUROPE) LIMITED

        This Code of Ethics (the "Code") has been adopted by Northern Trust Global Investments Europe Limited ("NTGIE") in compliance with Rule 17j-1(c)(1) of the Investment Company Act of 1940, as amended (the "1940 Act") and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the "Advisers Act").

        The purpose of the Code is to establish general principles governing the conduct of NTGIE directors, officers and employees (including contractors) in connection with NTGIE's services as an investment adviser and to establish procedures to enhance compliance with those general principles.

I.      GENERAL PRINCIPLES

        These principles emphasise NTGIE's fiduciary duty to its clients and the obligation of NTGIE directors, officers and employees to uphold that fundamental duty.

        All NTGIE directors, officers and employees are subject to the following:

        A.      The duty at all times to place the interests of clients first;

        B. The requirement that all personal securities transactions be conducted in such a manner as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility;

        C. The principle that NTGE directors, officers and employees should not take inappropriate advantage of their positions;

        D. The fiduciary principle that information concerning the business activity of clients, especially identity of their security holdings and their personal and financial circumstances is confidential;

        E. The principle that independence and integrity in the investment decision-making process is paramount; and

        F. The duty to preserve NTGIE's reputation for honesty, integrity, and professionalism.

        These general principles govern the conduct of all directors, officers, and employees of NTGIE, whether or not the conduct also is covered by more specific standards and procedures set forth below.

        Failure to comply with this Code may result in disciplinary action, including termination of employment or contract for services.

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II.     SCOPE OF THE CODE

        A.      Persons Covered by the Code

                This Code applies to all NTGIE directors, officers and employees (including contractors) and some other specified persons. For purposes of this Code:

                1. Supervised Persons A "Supervised Person" is a person subject to the requirements of this Code and includes:

                        a. Directors and officers of NTGIE (or other persons occupying a similar status or performing similar functions);

                        b.      Employees of NTGIE;

                        c. Any other person who provides advice on behalf of NTGIE and is subject to NTGIE's supervision and control; or

                        d. Any other persons designated by the Chief Compliance Officer.

                2.      Access Persons An "Access Person" is any Supervised
                        Person who:

                        a. Has access to nonpublic information regarding any NTGIE clients' purchase or sale/1/ of securities, or nonpublic information regarding the portfolio holdings of any client it advises or manages;

                        b. Is involved in making securities recommendations to NTGIE clients, or has access to such recommendations that are nonpublic; or

                        c.      Is a director or officer of NTGIE.

                        In addition, "Access Person" means (i) any director, officer or employee (including contractor) of NTGIE and any director, officer, general partner or employee (including contractors) of any company in a control relationship to NTGIE who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by an investment company registered under the 1940 Act that NTGIE advises or sub-advises, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to NTGIE who obtains information concerning the recommendations made to a Fund with regard to the purchase or sale of a Covered Security by an investment company registered under the 1940 Act that NTGIE advises or sub-advises.

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/1/  The terms "purchase or sale" should be interpreted broadly to include any other type of acquisition or disposition by a client, such as the exercise of options.

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                3.      Investment Persons An "Investment Person" is any
                        Supervised Person who:

                        a. Makes investment decisions for clients (i.e., portfolio managers);

                        b. Provides information or advice to portfolio managers; or

                        c. Helps execute and/or implement the portfolio manager's decisions (i.e., securities analysts and traders).

        B.      Accounts Covered by the Code

                1.      Covered Accounts "Covered Accounts" include:

                        a.      All accounts in the name of the Supervised
                                Person;

                        b. All accounts in the name of the Supervised Person's spouse/2/;

                        c. All accounts in the name of any minor children or other relatives (by marriage or otherwise) living in the Supervised Person's home/2/; and

                        d. All accounts not in the name of any of the foregoing persons but in which they have any beneficial ownership/3/ interest or over which he or she exercises control or investment influence.

        C.      Securities Covered by the Code

                1. Covered Security The term "Covered Security" is very broad and unless a specific exception as an Exempt Security applies, includes:

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/2/  Supervised Persons subject to this Code are prohibited from procuring any other person to enter into a transaction that the Supervised Person is precluded from entering into for themselves, furthermore (except in the proper course of his or her duties for NTGIE) a Supervised Person must not communicate any information or opinion to another person if he or she knows, or ought to know, that the other person will, as a result, enter into such a transaction, or counsel or procure some other person to do so. Accordingly, a Supervised Person is required by SEC requirements to provide information about the accounts of their spouse, minor children and other relevant relatives when that information is available to them.

/3/ A person has "beneficial ownership" or a "beneficial interest" in a Covered Security for purposes of the Code if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Covered Security. An indirect pecuniary interest includes, but is not limited to: (1) securities held by members of a person's immediate family sharing the same household; (2) a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; (3) a person's right to dividends that is separated or separable from the underlying securities; (4) a person's interest in securities held by a trust; and (5) a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

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                        a.      Shares;
                        b.      Debentures;
                        c.      Government and public securities;
                        d.      Warrants;
                        e.      Certificates representing certain securities;
                        f.      Units;
                        g. Options on securities, indexes, commodities and on currencies;
                        h.      Futures;
                        i.      Contracts for differences including spread bets;
                        j.      Rights to or interests in investments.

                        For the avoidance of doubt the above includes:

                        i. All kinds of limited partnerships (e.g., LLC, LLP, etc.);

                        ii. Unit investment trusts and mutual funds including closed-end mutual funds and unit investment trusts and shares of open-end mutual funds registered under the 1940 Act that are advised or sub-advised by NTI or affiliates of NTI; and

                        iii. Private investment funds, hedge funds, and investment clubs.

                2. Exempt Security An "Exempt Security" is one of the following types of security:

                        a. Direct obligations of the U.S. government (e.g., treasury securities);

                        b. Bankers acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

                        c. Shares of open-end mutual funds registered under the 1940 Act that are not advised or sub-advised by NTI or affiliates of NTI;

                        d. Shares issued by money market funds registered under the 1940 Act.

III.    STANDARDS OF BUSINESS CONDUCT

        All Supervised Persons are subject to the following standards of business conduct:

        A. Compliance with Laws and Regulations. Supervised Persons must comply with applicable securities laws and regulatory requirements:

                1. Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of any investment held or to be acquired by a client:

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                        a.      To defraud such client in any manner;

                        b. To mislead such client, including by making a statement that is untrue or omits material facts;

                        c. To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

                        d. To engage in any manipulative practice with respect to such client; or

                        e. To engage in any market abuse or manipulative practice with respect to securities, including price manipulation.

        B. Compliance with Corporate Standards NTGIE is a subsidiary company of the Northern Trust Corporation and The Northern Trust Company whose regulatory requirements extend to its subsidiaries. NTGIE Supervised Persons must therefore observe the written policies, standards and guidelines issued by its parent companies "Corporate Requirements" to the extent that they do not conflict with laws and regulations specifically applicable to NTGIE. This Code therefore endorses and adopts those Corporate Requirements, which are outlined below.

                Northern Trust Corporation Compliance and Ethics Program the "Program" consists of a statement of twelve broad principles and a description of how the principle is implemented.

                Northern Trust Corporation Guidelines Relating to Standards of Conduct the "Guidelines" covers conflicts of interest, confidentiality and other policies on use of property and antitrust laws. Some of these issues are further addressed in the Northern Trust Corporation Statement of Confidential Information and Securities Trading, the Northern Trust Investor Relations and Disclosure Policy and the Northern Trust Corporate Information Asset Security Policy and Handbook as outlined below:

                        Conflicts of Interest. As a fiduciary, NTGIE has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. In addition, Supervised Persons should avoid situations that have even the appearance of conflict or impropriety.

                        1. Conflicts Among Client Interests. Conflicts of interest may arise where NTGIE or its Supervised Persons have reason to favour the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Supervised Persons have made material personal investments, accounts of close friends or relatives of Supervised Persons). This Code prohibits favoritism of one client over another client that would constitute a breach of fiduciary duty.

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                        2.      Competing with Client Trades. This Code
                                prohibits Access Persons from using knowledge about pending or currently considered transactions for clients to profit personally or to assist another person to profit, directly or indirectly, as a result of such transactions, including by purchasing or selling such (or related) securities or placing spread bets on the price movements of such securities.

                        Insider Trading. Supervised Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information, as well as communicating material nonpublic information to others in violation of the law or the UK's Code of Market Conduct. Supervised Persons are subject to and must also comply with the Northern Trust Corporation Statement of Confidential Information and Securities Trading.

                        Gifts and Entertainment. Supervised Persons are subject to and must comply with the policy on Gifts, Bequests, Meals, Entertainment and Loans from clients or vendors contained in the Northern Trust Corporation Guidelines Relating to Standards of Conduct.

                        Political Contributions and Charitable and Community Activities. Supervised Persons are subject to and must comply with the policies on Political Contributions and Charitable and Community Activities contained in the Northern Trust Corporation Guidelines Relating to Standards of Conduct.

                        Confidentiality. Supervised Persons are subject to and must comply with the Northern Trust Corporation Guidelines Relating to Standards of Conduct and Northern Trust Corporation Statement of Confidential Information and Securities Trading. These specify that all client information is confidential. Supervised Persons must therefore keep all information concerning clients (including former and prospective clients) in strict confidence, including the client's identity (unless the client consents), the client's financial circumstances, the client's security holdings and transactions and advice furnished to the client by NTI and its affiliates.

                        Supervised Persons are prohibited from sharing information with persons employed by affiliated entities, except for legitimate business purposes.

                        Service on a Board of Directors. An Access Person should not serve as a member of a board of directors of a publicly held company. Exceptions to this policy require the written approval of the Access Person's business unit President or in the case of a business unit President his or her immediate supervisor.

                        Northern Trust Corporation Communications Systems Policy the "Communications Policy" governs the appropriate use of all communications systems, including the conduct of persons intercepting any such communications for lawful monitoring and other bona fide purposes.

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                        Northern Trust Corporation Employee Hotline Information
                        and Statement of Responsibility Regarding Business Abuse encourages the avoidance of business abuse and reporting of reasonable suspicion of instances of abuse.

        C. Training and Competence. NTGIE is committed to enabling its directors, officers and employees to be and remain competent to perform their duties and to provide appropriate levels of oversight, supervision and training. Supervised Persons are in turn expected to maintain their levels of competence including taking appropriate steps to understand and comply with this Code and its amendments from time to time.

IV.     PERSONAL SECURITIES TRANSACTIONS.

        Supervised Persons must in so far as they are applicable strictly comply with the following policies and procedures regarding any proposed transaction for a Covered Account.

        A. Initial Public Offerings. All Access Persons are prohibited from acquiring any securities in an initial public offering. Access Persons may not acquire securities in the secondary market before the first business day after the initial public offering date.

        B. Limited or Private Offerings - Pre-Clearance. Access Persons must obtain written approval from the Chief Compliance Officer ("CCO") prior to any acquisition of securities in a limited offering (e.g., private placement). The CCO will take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an Access Person by virtue of his or her position with NTGIE or its associates.

                1. Access Persons who have been approved to acquire securities in a private placement are required to disclose that investment in writing to the Chief Investment Officer ("CIO") when the Access Person plays a part in the subsequent consideration of an investment in the issuer on behalf of a client; and

                        In such circumstances, the decision to purchase securities of the issuer for the client must be approved in writing by the CIO. The CIO's determination shall be forwarded to the Compliance Department.

        C.      Blackout Periods.

                1. Access Persons are prohibited from engaging in a transaction in any Covered Security until a pending "buy" or "sell" order issued by or on behalf of NTGIE or its affiliates in the same (or a related) Covered Security is executed or withdrawn.

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                2.      Access Persons are prohibited from engaging in a
                        transaction in any Covered Security when the Access Person knows at the time of the transaction that the same or a related Covered Security is being considered for purchase or sale by an open-end mutual fund advised or sub-advised by NTI or affiliates of NTI.

                3. Access Persons are prohibited from engaging in a transaction in any Covered Security for a period of five
                        (5) business days after the Covered Security has been added to the NTGIE Guidance List or any change to the internal rating on the Covered Security on the Guidance List.

                4. Investment Persons are prohibited from engaging in a transaction in any Covered Security during the period beginning seven (7) calendar days before and ending seven (7) calendar days after the day on which a client account managed, or co-managed, by that Investment Person has purchased or sold that same or a related Covered Security.

                5. Transactions in equity securities of companies with market capitalization of $50 billion or more (or the currency equivalent) at the time of purchase or sale are not subject to the blackout periods or pending buy and sell order restrictions noted herein. However, such transactions are still subject to the pre-clearance requirement.

                6. The prohibitions set forth in C.1., 2., 3. and 4. above do not apply where the client account purchases or sells Covered Securities for the purpose of replicating a broad-based index. Such transactions are still subject to pre-clearance requirements.

        D. Short-Term Trading. Access Persons are discouraged from engaging in short-term speculative trading, excessive trading and trading which interferes with the Access Person's job responsibilities. Access Persons are subject to the trading restrictions set forth in the prospectus of any registered investment company advised or sub-advised by NTI or an affiliate of NTI.

        E. Trading in Northern Trust Corporation Securities. Supervised Persons are subject to and must comply with the Northern Trust Corporation Statement of Confidential Information and Securities Trading.

V.      COMPLIANCE PROCEDURES

        A.      Personal Securities Transaction Procedures and Reporting

                1. Pre-Clearance Procedures. Access Persons are required to obtain pre-clearance for a transaction in a Covered Security (except open-end mutual funds registered under the 1940 Act advised or sub-advised by NTI or affiliates of NTI).

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                        a.      A request for approval shall normally be
                                submitted on the prescribed form to the CCO or designee, applicants out of the office and without access to the form shall provide the equivalent information by an email, fax or recorded telephone line;

                        b. Each approval for a proposed transaction shall be valid until the close of the relevant market on the first day the market is open for trading following the day of approval. Limit orders and any outstanding revocable orders shall then expire and a new approval must be sought;

                        c. The CCO or designee shall obtain approval for their proposed transactions in Covered Securities from the NTGIE Director of Investment Compliance or designee;

                        d. Pre-Clearance Exemptions. Access Persons need not pre-clear:

                                i.      Transactions over which the Access
                                        Person has no direct or indirect
                                        influence or control, as approved on a
                                        case by case basis by the NTGIE Ethics
                                        Committee;

                                ii. Securities issued by the Northern Trust Corporation., however, all such transactions must be executed through Northern Trust Securities, Inc. in accordance with the procedures referred to in section IV E above.

                                iii.    Transactions pursuant to an existing
                                        Automatic Investment Plan, a scheme in
                                        which regular periodic purchases or
                                        withdrawals are made automatically in
                                        (or from) investment accounts in
                                        accordance with a predetermined schedule and allocation (including a dividend reinvestment plan), Note - the first transaction must be approved prior to commencement of the scheme;

                                iv      Purchases effected upon exercise of
                                        rights issued by an issuer pro rata to
                                        all holders of a class of securities and where no restriction exists to prevent all holders of those rights from exercising them in the same manner, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

                                v Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to and equally exercisable by all holders of the same class of securities;

                                vi.     Registered open-end investment company
                                        shares;

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                                vii.    Exchange traded funds that are based on
                                        a broad-based index;

                                viii.   Futures, options and contracts for
                                        difference on currencies or on a
                                        broad-based index; and

                                ix.     Other non-volitional events.

                2.      Reporting Requirements.

                        a. Holdings Reports. All Access Persons must submit to the CCO or designee a "Holdings Report" of all holdings of Covered Securities in all Covered Accounts within 10 days of becoming an Access Person and thereafter on an annual basis. Each Holdings Report must include:

                                i. The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;

                                ii. The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and

                                iii.    The date the report is submitted.

                                The information supplied must be current as of a date no more than 45 days before the annual Holdings Report is submitted. For new Access Persons, the information must be current as of a date no more than 45 days before the individual became an Access Person.

                                Where an Access Person is aware of Covered
                                Accounts defined in II B.1 b, c or d above but is unable to provide a Holdings Report, they shall confirm that they have not been involved in giving any instructions, information or opinions about Covered Securities that could have resulted in any transaction being entered into for those Covered Accounts. Alternatively, details must be provided of any relevant knowledge concerning transaction instructions issued by the Access Person, or information or opinion communicated by them concerning Covered Securities in connection with any such Covered Accounts.

                        b. Quarterly Transaction Reports. All Access Persons must submit to the CCO or designee a "Quarterly Transaction Report" no later than 30 days after the end of each calendar quarter showing all transactions in Covered Securities during the quarter/4/. The Quarterly Transaction

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/4/  Access Persons are reminded that Covered Securities include shares in open-end mutual funds registered under the 1940 Act that are advised or sub-advised by NTI or affiliates of NTI, except money market funds.

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                                Report must include information about each
                                transaction involving a Covered Security where the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The Quarterly Transaction Report must include:

                                i. The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Covered Security involved;

                                ii.     The nature of the transaction (e.g.,
                                        purchase, sale);

                                iii. The price at which the transaction was effected;

                                iv. The name of the broker, dealer or bank with or through which the transaction was effected; and

                                v.      The date the Quarterly Transaction
                                        Report is submitted.

                        c. Brokerage Account Reports. All Access Persons must disclose in a "Brokerage Account Report" the following information about any brokerage account opened in respect of Covered Securities held for the direct or indirect benefit of the Access Person:

                                i. The name of the broker, dealer or bank with which the Access Person established the account;

                                ii.     The date the account was established;
                                        and

                                iii. The date the Brokerage Account Report is submitted.

                        d. Reporting Exemptions. Access Persons need not report transactions that would duplicate information contained in broker trade confirmations or account statements that NTGEI holds in its records so long as NTGIE receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

                3. Duplicate Brokerage Confirmations and Statements. All Access Persons are required to direct their brokers, dealers or banks to provide to the CCO or designee duplicate copies of confirmations of all transactions in Covered Securities and copies of periodic statements for all Covered Accounts. Access Persons shall not operate joint accounts where consent of the other party to such disclosure is withheld, and shall notify the CCO or designee of the existence of any Covered Accounts for which the Access Person is unable to obtain such confirmations or periodic statements.

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        B.      Certification of Compliance. NTGIE will provide a copy of the
                Code to all Supervised Persons.

                1. Initial Certification. All Supervised Persons are required to certify in writing that they have (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

                2. Annual Certification. All Supervised Persons shall annually certify that they have read, understood and complied with this Code. In addition, all Supervised Persons are required to certify they made all of the reports required by the Code and have not engaged in any prohibited conduct.

        C. Investment Company Reporting. NTGIE shall annually submit this Code to the board of directors/trustees of any investment company it advises or sub-advises, as well as a written report that describes any issues arising under this Code since the last report. The report shall include information about material violations of this Code, sanctions imposed in response to such violations and a discussion of whether any material waivers were granted during the period. NTGIE shall also certify that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. Any material amendments to this Code will be promptly submitted to the boards.

VI.     RECORDKEEPING AND ADMINISTRATION

        A.      NTGIE shall preserve securely in a readily accessible place:

                1. A copy of the current Code in effect and a copy of any predecessor Code for a period of five years after it was last in effect;

                2. A record of any violation of the Code and any action taken as a result of such violation, for a period of five years from the end of the fiscal year in which the violation occurred;

                3. A copy of each report (or broker confirmations and statements provided in lieu thereof) made by an Access Person for a period of five years from the end of the fiscal year in which the report was made, the first two years in an easily accessible place;

                4. A list of all Supervised Persons who are, or within the prior five (5) years have been, required to make reports and a list of all Supervised Persons responsible for reviewing such reports; and

                5. A copy of each report furnished to the board of any investment company pursuant to Rule 17j-1(c)(2)(ii) of the Investment Company Act of 1940, describing issues arising under the Code and certifying that NTGIE has adopted procedures reasonably designed to prevent Access Persons from violating this Code.

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                6.      A record of any decision to grant a dispensation from
                        any requirement of this Code and the reasons supporting the decision, for example, to approve the acquisition by investment personnel of securities in initial public offerings and Limited Offerings, for at least five years after the end of the fiscal year in which the dispensation was granted.

                7. A record of all written acknowledgements for each person who is currently, or within the past five years was, required to acknowledge their receipt of this Code and any amendments thereto. All acknowledgements for a person must be kept for the period such person is a Supervised Person of NTGIE and until five years after the person ceases to be a Supervised Person of NTGIE.

        B. Reporting Violations. All Supervised Persons must report violations of this Code promptly to the CCO or designee. Retaliation against any Supervised Person who reports a violation is prohibited under the NTGIE whistle-blowing policy and constitutes a further violation of the Code.

        C. Sanctions. Any violation of this Code may result in any disciplinary action that NTGIE or its regulators deem appropriate, including but not limited to a warning, fines, disgorgement, suspension, suspension of trading privileges, demotion or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

        D. Further Information Regarding this Code. All questions about the interpretation and application of provisions of this Code shall be submitted in writing to and resolved by the NTGIE Ethics Committee and the General Counsel or his designee ("Legal Counsel"). Pending resolution of any issue submitted to the Ethics Committee and Legal Counsel, any uncertainty about the scope of any provision of this Code should be resolved in favor of a broader rather than narrower interpretation. The Ethics Committee and Legal Counsel also reserve the right in appropriate circumstances to grant waivers from any requirement under this Code.

Dated: 1st February 2005

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